Exhibit 21.1

Subsidiaries

Name	Percent Ownership	State of Incorporation
Radius Bank Security Corporation*	100%	Massachusetts
Radius Organization Corp.*	100%	Massachusetts

*	Subsidiary of First Trade Union Bank